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                                                                   EXHIBIT 10.4


                            SHARE PURCHASE AGREEMENT

               made as of November 4, 1996 (Pacific Standard Time)

              by SVI Holdings, Inc. a Nevada corporation ("Buyer"),

                              Landreef Pty., Ltd.,

                                       and

                               Hookmond Pty. Ltd.

                 (each, a "Seller" and collectively, "Sellers")



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                            SHARE PURCHASE AGREEMENT


     This Share Purchase Agreement ("Agreement") is made as of November 4, 1996 (Pacific Standard Time), by SVI HOLDINGS, INC., a Nevada corporation or its designee ("Buyer"), Landreef Pty. Ltd. (ACN 066347126), and Hookmond Pty. Ltd. (ACN 067238546), (each, a "Seller" and collectively, "Sellers").

     1. Recital. This Agreement is made with reference to the following recital of essential facts: 1.1. Sellers desire to sell, and Buyer desires to purchase, 1,500,000 shares of Ordinary Shares (the "Shares") of Divergent Technologies Pty, Ltd., an Australian corporation (the "Company"), representing one-hundred percent (100%) of the issued and outstanding shares of capital stock of the Company, for the consideration and on the terms set forth in this Agreement.

          1.2. The parties, intending to be legally bound, agree as set forth below:

     2. Definitions. For purposes of this Agreement, the following definitions shall apply:

          2.1. "Applicable Contract" means any Contract (a) under which any Subject Company has or may acquire any rights, (b) under which any Subject Company has or may become subject to any obligation or liability, or (c) by which any Subject Company or any of the assets owned or used by it is or may become bound.

          2.2. "Balance Sheet" has the meaning defined in Section 4.4.

          2.3. "Breach" means a "Breach" of a representation, warranty, covenant, obligation, or other provision of this Agreement or any instrument delivered pursuant to this Agreement will be deemed to have occurred if there is or has been any inaccuracy in or breach of, or any failure to perform or comply with, such representation, warranty, covenant, obligation, or other provision.

          2.4. "Buyer" has the meaning defined in the first paragraph of this Agreement.

          2.5. "Closing" has the meaning defined in Section 3.3.

          2.6. "Closing Date" means December 14, 1996 or such other date as the parties may agree.

          2.7. "Company" has the meaning defined in the Recitals of this Agreement.

          2.8. "Company Plans" has the meaning defined in Section 4.12.

          2.9. "Consent" means any approval, consent, ratification, waiver, or other authorization (including any Governmental Authorization).

          2.10. "Contemplated Transactions" means all of the transactions contemplated by

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this Agreement, including:

               (a) the sale of the Shares by Sellers to Buyer;

               (b) the execution, delivery, and performance of the Employment Agreements;

               (c) the performance by Buyer and Sellers of their respective covenants and obligations under this Agreement; and

               (d) Buyer's acquisition and ownership of the Shares and exercise of control over the Subject Companies.

               (e) [Intentionally Omitted]

               (f) [Intentionally Omitted]

          2.11. "Contract" means any agreement, contract, obligation, promise, or undertaking (whether written or oral and whether express or implied) that is legally binding.

          2.12. "Corporations Law" means the Corporations Law introduced by the Corporations Act of 1989, a statute of Commonwealth of Australia.

          2.13.  "Damages" has the meaning defined in Section 11.2.

          2.14. "Disclosure Letter" means the disclosure letter delivered by Sellers to Buyer concurrently with the execution and delivery of this Agreement.

          2.15. "Employment Agreements" has the meaning defined in Section 3.4(a)(ii).

          2.16. "Encumbrance" means any charge, claim, community property interest, condition, equitable interest, lien, option, pledge, security interest, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income, or exercise of any other attribute of ownership.

          2.17.  [Intentionally Omitted]

          2.18. "GAAP" means generally accepted Australian accounting principles, applied on a basis consistent with the basis on which the Balance Sheet and the other financial statements referred to in Section 4.4(b) were prepared.

          2.19. "Governmental Authorization" means any approval, consent, license, permit, waiver, or other authorization issued, granted, given, or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement.





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          2.20.  "Governmental Body" means any:

                    (a) nation, state, county, city, town, village, district, or other jurisdiction of any nature;

                    (b) federal, state, local, municipal, foreign, or other government;

                    (c) governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, official, or entity and any court or other tribunal);

                    (d) multi-national organization or body; or

                    (e) body exercising, or entitled to exercise, any dministrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature.

           2.21.  "Intellectual Property Assets"  has the meaning defined in
Section 4.19.

           2.22.  "Interim Balance Sheet" has the meaning defined in
Section 4.4.

           2.23. "Knowledge" means an individual will be deemed to have "Knowledge" of a particular fact or other matter if such individual: (a) is actually aware of such fact or other matter; or (b) has received written notice of such fact or other matter.

           2.24. "Legal Requirement" means any federal, state, local, municipal, foreign, international, multinational, or other administrative order, constitution, law, ordinance, principle of common law, regulation, statute, or treaty.

           2.25.  "MSE" has the meaning defined in Section 4.22.

           2.26. "Order" means any award, decision, injunction, judgment, order, ruling, subpoena, or verdict entered, issued, made, or rendered by any court, administrative agency, or other Governmental Body or by any arbitrator.

           2.27. "Organizational Documents" means (a) the articles and memorandum or certificate of incorporation and the bylaws of a corporation; (b) the partnership agreement and any statement of partnership of a general partnership; (c) the limited partnership agreement and the certificate of limited partnership of a limited partnership; (d) any charter or similar document adopted or filed in connection with the creation, formation, or organization of a Person; and (e) any amendment to any of the foregoing.

           2.28. "Normal Course of Trading" means an action taken by a Person will be deemed to have been taken in the "Normal Course of Trading" only if:

                 (a) such action is consistent with the past practices of such Person and is taken in the ordinary course of the normal day-to-day operations of such Person;



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                 (b) such action is not required to be authorized by the board of directors of such Person (or by any Person or group of Persons exercising similar authority); and

                 (c) such action is similar in nature and magnitude to actions customarily taken, without any authorization by the board of directors (or by any Person or group of Persons exercising similar authority), in the ordinary course of the normal day-to-day operations of other Persons that are in the same line of business as such Person.

           2.29. "Person" means any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union, or other entity or Governmental Body.

           2.30. "Proceeding" means any action, arbitration, audit, hearing, investigation, litigation, or suit (whether civil, criminal, administrative, investigative, or informal) commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Body or arbitrator.

           2.31. "Related Person" means with respect to a particular individual:

                 (a)  each other member of such individual's Family;

                 (b) any Person that is directly or indirectly controlled by such individual or one or more members of such individual's Family;

                 (c) any Person in which such individual or members of such individual's Family hold (individually or in the aggregate) a Material Interest; and
                 (d) any Person with respect to which such individual or one or more members of such individual's Family serves as a director, officer, partner, executor, or trustee (or in a similar capacity).

         With respect to a specified Person other than an individual:

                 (a) any Person that directly or indirectly controls, is directly or indirectly controlled by, or is directly or indirectly under common control with such specified Person;

                 (b) any Person that holds a Material Interest in such specified Person;

                 (c) each Person that serves as a director, officer, partner, executor, or trustee of such specified Person (or in a similar capacity);

                 (d) any Person in which such specified Person holds a Material Interest;

                 (e) any Person with respect to which such specified Person serves as a general partner or a trustee (or in a similar capacity);

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                 (f) any "associate" of such specified person (as defined in
Division 2 of Par 1.2 of the Corporations Law);

                 (g) any Related Corporation with respect to such specified individual; and

                 (h) any Related Person of any individual described in clause (b) or (c).

         For purposes of this definition, (a) the "Family" of an individual includes (i) the individual, (ii) the individual's spouse, (iii) any other natural person who is related to the individual or the individual's spouse within the second degree, and (iv) any other natural person who resides with such individual, (b) "Material Interest" means (i) any right to appoint a majority of the directors to the board of directors of another Person who is a corporation, (ii) direct or indirect beneficial ownership of voting securities or other voting interests representing at least 51% of the outstanding voting power of a Person or equity securities, or (iii) other equity interests representing at least 51% of the outstanding equity securities or equity interests in a Person and, (c) "Related Corporations" means a "related body corporate" as that expression is defined in Section 50 of the Corporations Law and includes a body corporate which is at any time after the date of this Agreement a "related body corporate" but ceases to be a "related body corporate" because of an amendment, consolidated or replacement of the Corporations Law.

                  2.32. "Representative" means with respect to a particular Person, any director, officer, employee, agent, consultant, advisor, or other representative of such Person, including legal counsel, accountants, and financial advisors.

                  2.33. "Securities Act" means the Securities Act of 1933 or any successor law, and regulations and rules issued pursuant to that Act or any successor law.

                  2.34. "Sellers" has the meaning defined in the first paragraph of this Agreement.

                  2.35. "Shares" has the meaning defined in the Recitals of this Agreement.

                  2.36. "Subject Companies" means the Company and its Subsidiaries, collectively.

                  2.37. "Subsidiary" means a "subsidiary" as defined in the Corporations Law.

                  2.38. "Tax Return" means any return (including any information return), report, statement, schedule, notice, form, or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection, or payment of any tax or in connection with the administration, implementation, or enforcement of or compliance with any Legal Requirement relating to any tax.

                  2.39. "Threatened" means a claim, Proceeding, dispute, action, or other matter will be deemed to have been "Threatened" if any demand or statement has been made in writing or any notice has been given in writing, or if any other event has occurred or any other circumstances exist, that would lead a prudent Person to conclude that such a claim, Proceeding, dispute, action, or other matter is likely to be commenced, taken, or otherwise pursued in the future.

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         3.  Sale and Transfer of Shares; Closing; Additional Agreements.

                  3.1. Shares. Subject to the terms and conditions of this Agreement, at the Closing, Sellers will sell and transfer the Shares to Buyer or Buyer's designee, and Buyer or Buyer' designee will purchase the Shares from Sellers.

                  3.2. Purchase Price. The purchase price (the "Purchase Price") for the Shares will be AUS. $5,177,720.

                  3.3. Closing. The purchase and sale (the "Closing") provided for in this Agreement will take place after all conditions specified in Sections 8 and 9 are satisfied or waived by the appropriate party and at the offices of Solomon Ward Seidenwurm and Smith at 401 B Street, Suite 1200, San Diego, California 92101, at 10:00 a.m. (local time) on December 14, 1996 or such other date as the parties may agree. Subject to the provisions of Section 10, failure to consummate the purchase and sale provided for in this Agreement on the date and time and at the place determined pursuant to this Section 3.3 will not result in the termination of this Agreement and will not relieve any party of any obligation under this Agreement. Buyer and Seller acknowledge that the Closing is contingent upon the prior or concurrent closing of the purchase and sale of technology assets contemplated by that certain agreement between Buyer and New Hope Trading Limited (the "New Hope Agreement").

                  3.4.  Closing Obligations.  At the Closing:

                        (a) Sellers will deliver to Buyer:

                            (i)   certificates representing the Shares, duly
endorsed for transfer to Buyer;

                           (ii)   employment agreements in a form satisfactory
to Buyer, in Buyer's sole discretion, acting reasonably, executed by Ivan Hammerschlag, Shaun Rosen, Malcolm Thomas, David Cohen, Alan Treisman, David Tyc, Linda Katz, Alex Belokopytov, Mark Moffat and Clive Klugman (collectively, "Employment Agreements");

                          (iii)   a certificate executed by each of the Sellers
severally, representing and warranting to Buyer that each of that Seller's representations and warranties in this Agreement was accurate in all respects as of the date of this Agreement and is accurate in all respects as of the Closing Date as if made on the Closing Date (giving full effect to any supplements to the Disclosure Letter that were delivered by Sellers to Buyer prior to the Closing Date in accordance with Section 6.5);

                          (iv)    [Intentionally Omitted]

                           (v)    such other documents as may be required
pursuant to Section 8 below; and

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                      (b)  Subject to Sellers' performing all their obligations
including, in accordance with Paragraph 3.4(a) above, Buyer will deliver to
Sellers:

                           (i)   [Intentionally Omitted]

                          (ii)   a bank cashier's or certified check payable to
the order of each of the Sellers, respectively, in the amount of the cash portion of the Purchase Price;

                         (iii)   a certificate executed by Buyer to the effect
that, except as otherwise stated in such certificate, each of Buyer's representations and warranties in this Agreement was accurate in all respects as of the date of this Agreement and is accurate in all respects as of the Closing Date as if made on the Closing Date; and

                          (iv)   the Employment Agreements, executed by the
Company.

                  3.5.  [Intentionally Omitted]

                  3.6. Repurchase Agreement. Each of Buyer and Seller acknowledge the provision set forth in the New Hope Agreement relating to New Hope Trading Limited's right to cause Buyer, under certain conditions relating to the market price of the Exchange Shares (as defined in that agreement), to return the Technology Assets (also as defined in that agreement) to Seller in exchange for a return of the Exchange Shares. In such event, Buyer shall return to Seller the Shares and pay applicable stamp duty, if any, and Seller shall refund the Purchase Price to Buyer in full. Buyer shall not sell, encumber, or otherwise deal with or transfer or grant any interest in the Technology Assets or the Shares until the period within which New Hope Trading Limited is to exercise such option has lapsed. Such restriction on transfer shall not preclude a transfer of the Shares to a subsidiary of Buyer if the subsidiary undertakes to comply with this clause.

                  3.7.  [Intentionally Omitted]

                  3.8. Sellers' Right to Appoint Director of Buyer. Landreef Pty. Ltd. and Hookmond Pty. Ltd. may jointly designate for election one person to Buyer's board of directors during any period that Hammerschlag or Rosen are employed by or otherwise performing services for the Company. Landreef Pty. Ltd. and Hookmond Pty. Ltd. agree to cause the designate to provide Buyer all information regarding the designate as Buyer may request. Landreef Pty. Ltd. and Hookmond Pty. Ltd. agree that Buyer will have the right to reject any designate for reasonable cause.

         4. Representations and Warranties of Sellers. Each of the Sellers, severally, represent and warrant to Buyer as follows, subject to the matters disclosed in the Disclosure Letter:

            4.1.  Organization and Good Standing.

                 (a) Part 4.1 of the Disclosure Letter contains a complete and accurate list for each Subject Company of its name, its jurisdiction of incorporation, other jurisdictions in which it is authorized to do business, and its capitalization (including the identity of each shareholder and the

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number of shares held by each). Each Subject Company is a corporation duly organized, validly existing, and in good standing under the laws of its jurisdiction of incorporation, with full corporate authority to conduct its business as it is now being conducted, to own or use the properties and assets that it purports to own or use, and to perform all its obligations under Applicable Contracts. Each Subject Company is duly qualified to do business under the laws of each jurisdiction where applicable law requires such qualification.

                  (b) Sellers have delivered to Buyer copies of the Organizational Documents of each Subject Company, as currently in effect.

            4.2.  Authority; No Conflict.

                  (a) This Agreement constitutes the legal, valid, and binding obligation of Sellers, enforceable against Sellers in accordance with its terms. Upon the execution and delivery by Ivan Hammerschlag and Shaun Rosen of their respective Employment Agreements, such agreements will constitute the legal, valid, and binding obligations of such employees, enforceable against them in accordance with their respective terms. Sellers have the absolute and unrestricted right, power, authority, and capacity to execute and deliver this Agreement and the Employment Agreements and to perform their obligations under this Agreement and the Employment Agreements.

                   (b) Except as set forth in Part 4.2 of the Disclosure Letter, neither the execution and delivery of this Agreement nor the consummation or performance of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time):

                        (i) contravene, conflict with, or result in a violation of (A) any provision of the Organizational Documents of the Subject Companies, or (B) any resolution adopted by the board of directors or the shareholders of any Subject Company;

                       (ii) to the best of Sellers' Knowledge, contravene, conflict with, or result in a violation of, or give any Governmental Body or other Person the right to challenge any of the Contemplated Transactions or to exercise any remedy or obtain any relief under, any Legal Requirement (other than the Australian Tax Act) or any Order to which any Subject Company or Sellers, or any of the assets owned or used by any Subject Company, may be subject;

                      (iii) to the best of Sellers' Knowledge, contravene, conflict with, or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate, or modify, any Governmental Authorization that is held by any Subject Company or that otherwise relates to the business of, or any of the assets owned or used by, any Subject Company;]

                       (iv) to the best of Sellers' Knowledge, contravene, conflict with, or result in a violation or breach of any provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any Applicable Contract; or
                        (v) result in the imposition or creation of any Encumbrance upon or


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with respect to any of the assets owned or used by any Subject Company.

         Except as set forth in Part 4.2 of the Disclosure Letter and except as to the Company's bank and customer contracts, no Seller or Subject Company is or will be required to give any notice to or obtain any Consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions.

                  4.3. Capitalization. The authorized share capital of the Company consists of 10,000,000 shares of Ordinary Shares, par value AUS$1.00 per share and of which 1,500,000 shares are issued. Sellers are and will be on the Closing Date the legal and beneficial owners and holders of the Shares, free and clear of all Encumbrances. Sellers own the number of Shares as reflected in Exhibit "4.3" attached hereto. With the exception of the Shares (which are owned by Sellers), all of the issued share capital of each Subject Company is beneficially owned by the Company, free and clear of all Encumbrances. No legend or other reference to any purported Encumbrance appears upon any certificate representing equity securities of any Subject Company. All of the outstanding equity securities of each Subject Company have been duly authorized and validly issued and are fully paid and nonassessable. There are no Contracts relating to the issuance, sale, or transfer of any equity securities or other securities of any Subject Company.

                  4.4. Financial Statements. Sellers have delivered or will deliver to Buyer concurrently with the execution of this Agreement: (a) audited consolidated balance sheets of the Subject Companies as at June 30 in each of the years 1995 and 1996, and the related audited consolidated statements of income, changes in stockholders' equity, and cash flow for each of the fiscal years then ended, together with the report thereon by November 15, 1996, independent certified public accountants (the "Audit Report"), (the June 30, 1996 balance sheet including the notes thereto shall be referred to as the "Balance Sheet") (b) an unaudited consolidated balance sheet of the Subject Companies as at September 30, 1996 (the "Interim Balance Sheet") and the related unaudited consolidated statements of income, changes in stockholders' equity, and cash flow for the three (3) months then ended, including in each case the notes thereto. Such financial statements and notes fairly present the financial condition and the results of operations, changes in stockholders' equity, and cash flow of the Subject Companies as at the respective dates of and for the periods referred to in such financial statements, all in accordance with GAAP and the financial reporting requirements of the Corporations Law, other than as specifically described in the Audit Report; the financial statements referred to in this Section 4.4 reflect the consistent application of such accounting principles throughout the periods involved, except as disclosed in the notes to such financial statements. No financial statements of any Person other than the Subject Companies are required by GAAP or the Corporations Law to be included in the consolidated financial statements of the Company.

                  4.5. Real Property. Except as set forth in Part 4.5 of the Disclosure Letter, none of the Subject Companies owns or holds any real property, leaseholds, or other real property interests.

                  4.6. Accounts Receivable. All accounts receivable of the Subject Companies that are reflected on the Balance Sheet or the Interim Balance Sheet or on the accounting records of the Subject Companies as of the Closing Date (collectively, the "Accounts Receivable") arise from sales actually made or services actually performed in the Normal Course of Trading. At least fifty (50)



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percent of the collective amount of such Accounts Receivable either has been or will be collected in an amount collected in the Normal Course of Trading, without any set-off, within ninety days after the day on which it first becomes due and payable. Part 4.6 of the Disclosure Letter contains a complete and accurate list of all Accounts Receivable as of the date of the Interim Balance Sheet, which list sets forth the aging of such Accounts Receivable.

                  4.7. Inventory. To the best of Sellers' Knowledge: (a) all inventory of the Subject Companies, whether or not reflected in the Balance Sheet or the Interim Balance Sheet, consists of a quality and quantity usable and salable in the Normal Course of Trading, except for obsolete items and items of below-standard quality, all of which have been written off or written down to net realizable value in the Balance Sheet or the Interim Balance Sheet or on the accounting records of the Subject Companies as of the Closing Date, as the case may be; and (b) the quantities of each item of inventory (whether raw materials, work-in-process, or finished goods) are not excessive, but are reasonable in the present circumstances of the Subject Companies.

                  4.8. No Undisclosed Liabilities. To the best of Sellers' Knowledge, except as set forth in Part 4.8 of the Disclosure Letter, the Subject Companies have no liabilities or obligations of any nature (whether known or unknown and whether absolute, accrued, contingent, or otherwise) except for liabilities or obligations reflected or reserved against in the Balance Sheet or the Interim Balance Sheet and current liabilities incurred in the Normal Course of Trading since the respective dates thereof.

                  4.9. Taxes. To the best of Sellers' Knowledge, the Subject Companies have filed or caused to be filed all Tax Returns that are or were required to be filed by or with respect to any of them, either separately or as a member of a group of corporations, pursuant to applicable Legal Requirements. To the best of Sellers' Knowledge, the Subject Companies have paid, or made provision for the payment of, all taxes or duties that have or may have become due pursuant to those Tax Returns or otherwise, or pursuant to any assessment received by Sellers or any Subject Company. None of the Subject Companies have any permanent establishment (as that expression is defined in any relevant double taxation agreement to which Australia is a party) outside Australia. Any obligation under any tax law to withhold amounts as source has been complied with. To the best of Sellers' Knowledge, there is no pending or Threatened tax or duty audit.

         To the best of Sellers' knowledge, the Company has maintained proper and adequate records to enable it to comply with its obligations to:

                      (a) prepare and submit any information, notices, computations, returns, and payments required in respect to any tax law;

                      (b) prepare any accounts necessary for the compliance of any tax law; and

                      (c)  retain necessary records as required by any tax law.

         To the best of Sellers' knowledge, any information, notice, computation and return which has been submitted by the Company to a Government Body in respect to any tax or duty (a) discloses



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all material facts that should be disclosed under any tax law; (b) is not misleading; and (c) has been submitted on time.

                  4.10. No Material Adverse Change. To the best of Sellers' Knowledge, since the date of the Balance Sheet, there has not been any material adverse change in the business, operations, properties, prospects, assets, or condition of any Subject Company, and no event has occurred or circumstance exists that may result in such a material adverse change.

                  4.11. Employee Benefits. None of the Subject Companies have any plans, contracts, or arrangements for the benefit of employees, or persons who were formerly employees, of the Subject Companies, including without limitation pension, retirement, profit-sharing, thrift-savings, deferred compensation, stock bonus, stock option, or employee stock ownership. Except as set forth in Part 4.11 of the Disclosure Letter, none of the Subject Companies is a party to any written employment or service agreement. None of the Subject Companies owns or operates its own superannuation scheme or other pension arrangement in connection with the employees of the Subject Companies and which provides its directors or employees or their dependents with pensions, annuities or lump sum payment.

                  4.12. Compliance with Legal Requirements; Governmental Authorizations. To the best of Sellers' Knowledge and except as set forth in
Part 4.12 of the Disclosure Letter, (i) each Subject Company is in full compliance with each Legal Requirement that is or was applicable to it or to the conduct or operation of its business, and (ii) no Subject Company has received any notice or other communication (whether oral or written) from any Governmental Body or any other Person regarding any actual or alleged violation of any Legal Requirement.

                  4.13. Legal Proceedings; Orders. Except as set forth in Part
4.13 of the Disclosure Letter, (a) there are no Proceedings by or against any Subject Company or that otherwise relates to or may affect the business of, or any of the assets owned or used by, any Subject Company, and (b) to the best of Sellers' Knowledge no such Proceeding has been Threatened or is pending.

                  4.14. Absence of Certain Changes and Events. Except as set forth in Part 4.14 of the Disclosure Letter, since the date of the Balance Sheet, the Subject Companies have conducted their businesses only in the Normal Course of Trading and there has not been any:

                        (a) change in any Subject Company's authorized or issued share capital; grant of any option or right to purchase any shares of any Subject Company; the issue of any debentures or notes convertible into any shares of any Subject Company;
grant of any registration rights; purchase, redemption, retirement, or other acquisition by any Subject Company of any shares of any such capital stock; or declaration or payment of any dividend or other distribution or payment in respect of any of the issued shares of any Subject Company;

                        (b) amendment to the Organizational Documents of any Subject Company;

                        (c) payment or increase by any Subject Company of any bonuses, salaries, or other compensation to any stockholder, director, officer, or (except in the Normal Course of Trading)


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employee or entry into any employment, severance, or similar Contract with any director, officer, or employee;

                        (d) adoption of, or increase in the payments to or benefits under, any profit sharing, bonus, deferred compensation, savings, insurance, pension, retirement, or other employee benefit plan for or with any employees of any Subject Company other than in the Normal Course of Trading;

                        (e) damage to or destruction or loss of any asset or property of any Subject Company, whether or not covered by insurance, materially and adversely affecting the properties, assets, business, financial condition, or prospects of the Subject Companies, taken as a whole;

                        (f) other than dealings with customers in the Normal Course of Trading, entry into, termination of, or receipt of notice of termination of (i) any license, distributorship, dealer, sales representative, joint venture, credit, or similar agreement, or (ii) any Contract or transaction involving a total remaining commitment by or to any Subject Company of at least AUS$25,000.00;

                        (g) sale (other than sales of inventory in the Normal Course of Trading), lease, or other disposition of any asset or property of any Subject Company or mortgage, pledge, or imposition of any lien or other encumbrance on any material asset or property of any Subject Company, including the sale, lease, or other disposition of any of the Intellectual Property Assets;

                        (h) other than dealings with customers in the Normal Course of Trading, cancellation or waiver of any claims or rights with a value to any Subject Company in excess of AUS$25,000.00;

                        (i) material change in the accounting methods used by any Subject Company other than disclosed in the Audit Report; or

                        (j) agreement, whether oral or written, by any Subject Company to do any of the foregoing.

                  4.15. Contracts; No Defaults. None of the Subject Companies is in default (beyond any applicable cure period) under any contracts or agreements which are material to the operation of such company's business. To the best of Sellers' Knowledge, none of the parties to any contracts or agreements which are material to the operation of the Subject Companies business as are in default (beyond any applicable cure period). To the best of Sellers' Knowledge Seller has delivered to Buyer copies or written details of the terms of all contracts or agreements that are material to the operation of the businesses of the Subject Companies. For purposes of this Section, a contract or agreement shall be deemed to be material to the operation of a Subject Company's business if it
(a) involves performance of services or delivery of goods or materials of an amount or value in excess of AUS.$25,000.00 (other than customer contracts entered into in the Normal Course of Trading), or (b) any contract or agreement the loss, termination, or revocation of which, individually or together in the aggregate with other contracts or agreements, would constitute a material adverse change in the business, operations, prospects, or condition of the Subject Company. None of the Subject

Companies is a party to any foreign currency transaction other than in the Normal Course of Trading.

                  4.16.  Insurance.

                         (a)  Sellers have delivered or made available to Buyer:

                              (i)  true and complete copies of all policies of
insurance to which any Subject Company is a party or under which any Subject Company, or any director of any Subject Company, is or has been covered at any time within the twelve month period preceding the date of this Agreement;

                             (ii)  true and complete copies of all pending
applications for policies of insurance; and

                            (iii)  any statement by the auditor of any Subject
Company's financial statements with regard to the adequacy of such entity's coverage or of the reserves for claims.

                         (b)  To the best of Sellers' Knowledge except as set
forth on Part 4.16(b) of the Disclosure Letter:

                              (i)  All policies to which any Subject Company is
a party or that provide coverage to Sellers, any Subject Company, or any director or officer of an Subject Company:

                                  (A) are valid, outstanding, and enforceable;

                                  (B) are issued by an insurer that is
financially sound and reputable;

                                  (C) taken together, provide adequate insurance
coverage for the assets and the operations of the Subject Companies;

                                  (D) to the best of Sellers' Knowledge, are
sufficient for compliance with all Legal Requirements and Contracts to which any Subject Company is a party or by which any of them is bound;

                                  (E) will continue in full force and effect
following the consummation of the Contemplated Transactions; and

                                  (F) do not provide for any retrospective
premium adjustment or other experienced-based liability on the part of any Subject Company.

                             (ii) Subject Company has not received (A) any
refusal of coverage or any notice that a defense will be afforded with reservation of rights, or (B) any notice of cancellation or any other indication that any insurance policy is no longer in full force or effect or will not be renewed or that the issuer of any policy is not willing or able to perform its obligations thereunder.

                             (iii) The Subject Companies have paid all premiums
due, and have otherwise performed all of their respective obligations, under each policy to which any Subject Company is a party or that provides coverage to any Subject Company or director thereof.

                              (iv) The Subject Companies have given notice to
the insurer of all claims that may be insured thereby.

              4.17.  Employees.

                     (a) Part 4.17 of the Disclosure Letter contains a complete and accurate list of the following information for each employee or director of the Subject Companies, including each employee on leave of absence or layoff status: employer; name; job title; current compensation paid or payable and any change in compensation during the 12-month period preceding the execution of this Agreement; length of service, accrued holiday pay, accrued long service leave, accrued other sick pay, and any other benefits, including without limitation insurance coverage, and automobile allowance.

                     (b) To best of Sellers' Knowledge, no director, officer, or other key employee of any Subject Company intends to terminate his employment with such Subject Company.

                     (c) There are no benefits payable now or in the future by any Subject Company to any retired employee or director or their dependents, including without limitation pension benefit, pension option election, retiree medical insurance coverage, retiree life insurance coverage, and other benefits.

                     (d) The employment of each employee can be lawfully terminated on three months' notice or less without payment of any damages or compensation, including any severance or redundancy payments.

                     (e) None of the Subject Companies have been involved in any material industrial dispute with any employee at any time within the five years preceding the date of this Agreement and none of the Sellers have any Knowledge of any circumstances likely to give rise to any material industrial dispute.

               4.18. Labor Relations; Compliance. No Subject Company has been or is a party to any collective bargaining, labor Contract, or any Contract with a union or industrial organization in respect of employees. There is not presently pending or existing, and to the best of Sellers' Knowledge there is not Threatened any strike, slowdown, picketing, work stoppage, or employee grievance process.

               4.19.  Intellectual Property.

                     (a) Intellectual Property Assets. The term "Intellectual Property Assets" includes:

                          (i)  the name Divergent Technologies, all fictional
business names, trading names, registered and unregistered trademarks, service marks, and applications (collectively, "Marks");

                         (ii)  all patents, patent applications, and inventions
and discoveries that may be patentable (collectively, "Patents");

                        (iii) all copyrights in both published works and npublished works (collectively, "Copyrights");

                         (iv)  all rights in mask works (collectively, "Rights
in Mask Works"); and

                          (v)  all know-how, trade secrets, confidential
information, customer lists, software, technical information, data, process technology, plans, drawings, and blue prints (collectively, "Trade Secrets"); owned, used, or licensed by any Subject Company as licensee or licensor.

                     (b) Agreements. To the best of Sellers' Knowledge part 4.19(b) of the Disclosure Letter contains a complete and accurate list and summary description, including any royalties paid or received by the Subject Companies, of all Contracts (other than customer contracts entered into in the Normal Course of Trading) relating to the Intellectual Property Assets to which any Subject Company is a party or by which any Subject Company is bound, except for any license implied by the sale of a product and perpetual, paid-up licenses for commonly available software programs with a value of less than $1,000 AUS under which a Subject Company is the licensee. There are no outstanding and, to the best of Sellers' Knowledge, no Threatened disputes or disagreements with respect to any such agreement.

                     (c) Know-How Necessary for the Business. To the best of Sellers' Knowledge, the Intellectual Property Assets are all those necessary for the operation of the Subject Companies' businesses as they are currently conducted in Australia or as reflected in the business plan given to Buyer. One or more of the Subject Companies is the owner of all right, title, and interest in and to each of the Intellectual Property Assets, free and clear of all liens, security interests, charges, encumbrances, equities, and other adverse claims, has the right to use without payment to a third party all of the Intellectual Property Assets and has not received any notice of a claim or assertion to the contrary.

                     (d) Patents. To the best of Sellers' Knowledge, unless stated to the contrary in Part 4.19(d) of the Disclosure Letter, none of the Subject Company's is the owner or licensee with respect to any Patents.

                     (e) Trademarks. Part 4.19(e) of Disclosure Letter contains a complete and accurate list and summary description of all Marks. One or more of the Subject Companies is the owner of all right, title, and interest in and to each of the Marks, free and clear of all liens, security interests, charges, encumbrances, equities, and other adverse claims. No Mark is infringed or, to the best of Sellers' Knowledge, none of the Marks used by any Subject Company infringes or is alleged to infringe any trade name, trademark, or service mark of any third party.

                     (f) Copyrights. Part 4.19(f) of the Disclosure Letter contains a complete and accurate list and summary description of all Copyrights. One or more of the Subject Companies is the owner of all right, title, and interest in and to each of the Copyrights, free and clear of all liens, security interests, charges, encumbrances, equities, and other adverse claims. No Copyright is infringed or, to the best of Sellers' Knowledge, infringes or is alleged to infringe any copyright of any third party or is a derivative work based on the work of a third party.

                     (g) Trade Secrets. To the best of Sellers' Knowledge, no Trade Secrets are materially necessary for the conduct of the business as presently conducted of any Subject Company in the Normal Course of Trading.

              4.20.  Disclosure.

                     (a) To the best of Sellers' Knowledge, no representation or warranty of Sellers in this Agreement and no statement in the Disclosure Letter omits to state a material fact necessary to make the statements herein or therein, in light of the circumstances in which they were made, not misleading. The information in the Disclosure Letter, and the exhibits and schedules attached or prepared in connection with this Agreement are accurate and complete and not misleading.

                     (b) To the best of Sellers' Knowledge, no notice given pursuant to Section 6.5 will contain any untrue statement or omit to state a material fact necessary to make the statements therein or in this Agreement, in light of the circumstances in which they were made, not misleading.

                     (c) To the best of Sellers' Knowledge, there is no fact known to any Seller that has specific application to either Seller or any Subject Company (other than general economic or industry conditions) and that materially adversely affects or, as far as any Seller can reasonably foresee, materially threatens, the assets, business, prospects, financial condition, or results of operations of the Subject Companies (on a consolidated basis) that has not been set forth in this Agreement or the Disclosure Letter.

               4.21. Brokers or Finders. Except for a South African finder who is entitled to receive compensation equal to one percent of the Purchase Price from each of Buyer and Sellers (for a total of two percent) for services rendered, Sellers and their agents have incurred no obligation or liability, contingent or otherwise, for brokerage or finders' fees or agents' commissions or other similar payment in connection with this Agreement.

               4.22. Value Added Reseller Agreement. The Company has a good relationship with Magic Israel, an Israeli company ("MSE") and no event has occurred that jeopardizes that relationship. Sellers have no reason to doubt that MSE will enter into a Value Added Reseller ("VAR") agreement relating to MSE's point of sale system on terms favorable to the Company and the Company expects to have a written VAR agreement with MSE within 60 days after the execution of this Agreement.

          4.23.  [Intentionally Omitted]

          4.24.  [Intentionally Omitted]

          4.25. Prior Shareholders. As at the Closing, Sellers have purchased and/or caused to be redeemed all and any shares or other equity interests in the Company of shareholders or interest holders, including without limitation
Techno Holdings Pty., Ltd., Clive Klugman, holders of E Class Shares and any other minority shareholders ("Minority Shareholders"). All such transactions constitute the legal, valid and binding obligation of all parties to such transactions enforceable against such parties in accordance with their terms. The Minority Shareholders shall not have any claims of any nature whatsoever against Buyer, the Company or any Subject Company. All such transactions are in full compliance with each Legal Requirement that is or was applicable and shall be deemed to be Contemplated Transactions for the purposes of paragraph 4.2 above.

     5. Representations and Warranties of Buyer. Buyer represents and warrants to Sellers as follows:

        5.1. Organization and Good Standing. Buyer is a corporation duly organized, validly existing, and in good standing under the laws of the State of Nevada.

        5.2.  Authority; No Conflict.

              (a) This Agreement constitutes the legal, valid, and binding obligation of Buyer, enforceable against Buyer in accordance with its terms. Buyer has the absolute and unrestricted right, power, and authority to execute and deliver this Agreement and the Employment Agreements and to perform its obligations under this Agreement.

              (b) Except as set forth in Part 5.2 of the Disclosure Letter and the right of the Foreign Investment Review Board ("FIRB") to approve the Contemplated Transactions, neither the execution and delivery of this Agreement by Buyer nor the consummation or performance of any of the Contemplated Transactions by Buyer will give any Person the right to prevent, delay, or otherwise interfere with any of the Contemplated Transactions pursuant to:

                   (i)  any provision of Buyer's Organizational Documents;

                  (ii) any resolution adopted by the board of directors or the stockholders of Buyer;

                 (iii) any Legal Requirement or Order to which Buyer may be subject; or

                  (iv) any Contract to which Buyer is a party or by which Buyer may be bound.

         Except as set forth in Part 5.2 of the Disclosure Letter, Buyer is not and will not be required to obtain any Consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions.

                  5.3. Investment Intent. Buyer is acquiring the Shares for its own account and not with a view to their distribution within the meaning of
Section 2(11) of the Securities Act.

                  5.4. Certain Proceedings. There is no pending Proceeding that has been commenced against Buyer and that challenges, or may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the Contemplated Transactions. To Buyer's Knowledge, no such Proceeding has been Threatened.

                  5.5. Brokers or Finders. Except for a South African finder who is entitled to receive compensation equal to one percent of the Purchase Price from each of Buyer and Sellers (for a total of two percent) for services rendered, Buyer and its officers and agents have incurred no obligation or liability, contingent or otherwise, for brokerage or finders' fees or agents' commissions or other similar payment in connection with this Agreement and will indemnify and hold Sellers harmless from any such payment alleged to be due by or through Buyer as a result of the action of Buyer or its officers or agents.

         6.  Covenants of Sellers Prior to Closing Date.

                  6.1. Access and Investigation. Between the date of this Agreement and the Closing Date, Sellers will, and will cause each Subject Company and its Representatives to, (a) afford Buyer and its Representatives and prospective lenders and their Representatives (collectively, "Buyer's Advisors") full and free access to each Subject Company's personnel, properties (including subsurface testing), contracts, books and records, and other documents and data,
(b) furnish Buyer and Buyer's Advisors with copies of all such contracts, books and records, and other existing documents and data as Buyer may reasonably request, and (c) furnish Buyer and Buyer's Advisors with such additional financial, operating, and other data and information as Buyer may reasonably request.

                  6.2. Operation of the Businesses of the Subject Companies. Except to the extent otherwise agreed by Buyer in writing, between the date of this Agreement and the Closing Date, Sellers will, and will cause each Subject Company to:

                       (a) conduct the business of such Subject Company only in the Normal Course of Trading;

                       (b) use their Best Efforts to preserve intact the current business organization of such Subject Company, keep available the services of the current officers, employees, and agents of such Subject Company, and maintain the relations and good will with suppliers, customers, landlords, creditors, employees, agents, and others having business relationships with such Subject

Company;

                      (c) confer with Buyer concerning operational matters of a material nature; and

                      (d) otherwise report periodically to Buyer concerning the status of the business, operations, and finances of such Subject Company.

                  6.3. Negative Covenant. Except as otherwise expressly permitted by this Agreement, between the date of this Agreement and the Closing Date, Sellers will not, and will cause each Subject Company not to, without the prior consent of Buyer, take any affirmative action, or fail to take any reasonable action within their or its control, as a result of which any of the changes or events listed in Section 4.14 is likely to occur. Other than in the Normal Course of Trading and as reflected in the Disclosure Letter, between the date of this Agreement and the Closing Date, Sellers shall take all necessary action to ensure that:

                     (a) no Subject Company will enter into any financial commitment in an amount exceeding AUS$25,000;

                     (b) no Subject Company will declare any dividend or pay any management fee to the Sellers or their Associates or Related Corporations other than management fees which are payable and set out in the Disclosure Letter;

                     (c) no Subject Company will issue or allot any further shares or grant any options in favor of any one over any unissued shares nor will any of the Subject Companies buy back or cancel any of their shares;

                     (d) no Subject Company will enter into any employment contract which may require a Subject Company to give more than one month's notice to the employee concerned or provide any bonus to any employee;

                     (e) no Subject Company will do or omit to do anything as a result of which any other warranties as qualified by the Disclosure Letter would not be true if given at any time before Closing; and

                     (f) no Subject Company may alter its memorandum or articles of association.

                6.4. Required Approvals. As promptly as practicable after the date of this Agreement, Sellers will, and will cause each Subject Company to, make all filings required by Legal Requirements to be made by them in order to consummate the Contemplated Transactions. Between the date of this Agreement and the Closing Date, Sellers will, and will cause each Subject Company to, (a) cooperate with Buyer with respect to all filings that Buyer elects to make or is required by Legal Requirements to make in connection with the Contemplated Transactions, and (b) cooperate with Buyer in obtaining all consents identified in Part 4.2 of the Disclosure Letter.

                 6.5. Notification. Between the date of this Agreement and the Closing Date, each

Seller will promptly notify Buyer in writing if such Seller or any Subject Company becomes aware of any fact or condition that causes or constitutes a Breach of any of Sellers' representations and warranties as of the date of this Agreement, or if such Seller or any Subject Company becomes aware of the occurrence after the date of this Agreement of any fact or condition that would (except as expressly contemplated by this Agreement) cause or constitute a Breach of any such representation or warranty had such representation or warranty been made as of the time of occurrence or discovery of such fact or condition. Should any such fact or condition require any change in the Disclosure Letter if the Disclosure Letter were dated the date of the occurrence or discovery of any such fact or condition, Sellers will promptly deliver to Buyer a supplement to the Disclosure Letter specifying such change. During the same period, each Seller will promptly notify Buyer of the occurrence of any Breach of any covenant of Sellers in this Section 6 or of the occurrence of any event that may make the satisfaction of the conditions in Section 8 impossible or unlikely.

                  6.6. Payment of Indebtedness by Related Persons. Except as expressly provided in this Agreement, Sellers will cause all indebtedness owed to a Subject Company by either Seller or any Related Person of either Seller to be paid in full prior to Closing.

                  6.7. No Negotiation. Until such time, if any, as this Agreement is terminated pursuant to Section 10, Sellers will not, and will cause each Subject Company and each of their Representatives not to, directly or indirectly solicit, initiate, or encourage any inquiries or proposals from, discuss or negotiate with, provide any non-public information to, or consider the merits of any unsolicited inquiries or proposals from, any Person (other than Buyer) relating to any transaction involving the sale of the business or assets (other than in the Normal Course of Trading) of any Subject Company, or any of the capital stock of any Subject Company, or any merger, consolidation, business combination, or similar transaction involving any Subject Company.

                  6.8. Best Efforts. Between the date of this Agreement and the Closing Date, Sellers will use their Best Efforts to cause the conditions in Sections 8 and 9 to be satisfied.
         7.  Covenants of Buyer Prior to Closing Date.

                  7.1. Approvals Of Governmental Bodies. As promptly as practicable after the date of this Agreement, Buyer will, and will cause each of its Related Persons to, make all filings required by Legal Requirements to be made by them to consummate the Contemplated Transactions. Between the date of this Agreement and the Closing Date, Buyer will, and will cause each Related Person to, cooperate with Sellers with respect to all filings that Sellers are required by Legal Requirements to make in connection with the Contemplated Transactions, and (ii) cooperate with Sellers in obtaining all consents identified in Part 4.2 of the Disclosure Letter; provided that this Agreement will not require Buyer to dispose of or make any change in any portion of its business or to incur any other burden to obtain a Governmental Authorization.

                  7.2. Best Efforts. Except as set forth in the proviso to
Section 7.1, between the date of this Agreement and the Closing Date, Buyer will use its Best Efforts to cause the conditions in Sections 8 and 9 to be satisfied.

     8. Conditions Precedent to Buyer's Obligation to Close. Buyer's obligation to purchase the

Shares and to take the other actions required to be taken by Buyer at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Buyer, in whole or in part):

          8.1. Foreign Investment Review Board Approval. The occurrence of the following with respect to the approval by the FIRB of the Contemplated
Transactions:

               (a) a notice in writing is issued by or on behalf of, the Treasurer of the Commonwealth of Australia stating that the Commonwealth Government does not object to the parties entering into and completing this Agreement either unconditionally or on terms reasonably acceptable to the Buyer; or

               (b) the Treasurer of the Commonwealth of Australia becomes precluded from making an order in respect of the acquisition of the Shares under the Foreign Acquisitions and Takeover Act of 1975.

          8.2  Accuracy of Representations.

               (a) All of Sellers' representations and warranties in this Agreement (considered collectively), and each of these representations and warranties (considered individually and subject to qualifications set forth in such representations and warranties), must have been accurate in all material respects as of the date of this Agreement, and must be accurate in all material respects as of the Closing Date as if made on the Closing Date, without giving effect to any supplement to the Disclosure Letter.

               (b) Each of Sellers' representations and warranties in Sections 4.3, 4.4, and 4.10 must have been accurate in all respects as of the date of this Agreement, and must be accurate in all respects as of the Closing Date as if made on the Closing Date, without giving effect to any supplement to the Disclosure Letter.

           8.3.  Sellers' Performance.

                (a) All of the covenants and obligations that Sellers are required to perform or to comply with pursuant to this Agreement at or prior to the Closing (considered collectively), and each of these covenants and obligations (considered individually), must have been duly performed and complied with in all material respects.

                (b)  Each document required to be delivered pursuant to
Section 3.4 must have been delivered, and each of the other covenants and obligations in Sections 6.4 and 6.8 must have been performed and complied with in all respects.

           8.4. Consents. Each of the Consents identified in the Disclosure Letter, and each Consent identified in Part 5.2 of the Disclosure Letter must have been obtained and must be in full force and effect.

           8.5. Additional Documents. Each of the following documents must have been delivered to Buyer:

               (a)  [Intentionally Omitted]

               (b) such other documents as Buyer may reasonably request for the purpose of (i) evidencing the accuracy of any of Sellers' representations and warranties, (ii) evidencing the performance by either Seller of, or the compliance by either Seller with, any covenant or obligation required to be performed or complied with by such Seller, (iii) evidencing the satisfaction of any condition referred to in this Section 8, (iv) complying with applicable laws and regulations, or (v) otherwise facilitating the consummation or performance of any of the Contemplated Transactions.

          8.6. No Proceedings. There must not have been commenced or Threatened against any of the Subject Companies any proceeding (a) involving any challenge to, or seeking damages or other relief in connection with, any of the Contemplated Transactions, or (b) that may have the effect of preventing, delaying, making illegal, or otherwise interfering with any of the Contemplated Transactions. Further, none of the Subject Companies may have gone into liquidation or passed a winding up resolution or received notices under Sections 572 or 573 of the Corporations Law, and no petition or other process for winding up has been presented or threatened against any of the Subject Companies. No receiver or receivers and manager or administrator appointed under the Corporation Law have been appointed or threatened to any part of the undertaking of assets of any of the Subject Companies.

          8.7. No Claim Regarding Share Ownership or Sale Proceeds. There must not have been made or Threatened by any Person any claim asserting that such Person (a) is the holder or the beneficial owner of, or has the right to acquire or to obtain beneficial ownership of, any shares of, or any other voting, equity, or ownership interest in, any of the Subject Companies, or (b) is entitled to all or any portion of the Purchase Price payable for the Shares.

          8.8. No Prohibition. Neither the consummation nor the performance of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time), materially contravene, or conflict with, or result in a material violation of, or cause Buyer or any Person affiliated with Buyer to suffer any material adverse consequence under, (a) any applicable Legal Requirement or Order, or (b) any Legal Requirement or Order that has been published, introduced, or otherwise formally proposed by or before any Governmental Body.

          8.9   [Deleted ]

          8.10 Consummation of New Hope Transaction. The purchase and sale of technology assets pursuant to the New Hope Agreement (as defined in Section 3.3 above) shall have been consummated, either prior to or concurrently with the Closing.

          8.11 Disclosure Letter. On or before 48 hours after the delivery to Buyer of a complete Disclosure Letter plus exhibits, Buyer must be satisfied, in its sole discretion, of the contents of the Disclosure Letter.

         9. Conditions Precedent to Sellers' Obligation to Close. Sellers' obligation to sell the Shares and to take the other actions required to be taken by Sellers at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Sellers, in whole or in part):

            9.1. Accuracy of Representations. All of Buyer's representations and warranties in this Agreement (considered collectively), and each of these representations and warranties (considered individually), must have been accurate in all material respects as of the date of this Agreement and must be accurate in all material respects as of the Closing Date as if made on the Closing Date.

           9.2.  Buyer's Performance.

                 (a) All of the covenants and obligations that Buyer is required to perform or to comply with pursuant to this Agreement at or prior to the Closing (considered collectively), and each of these covenants and obligations (considered individually), must have been performed and complied with in all material respects.

                 (b) Buyer must have delivered each of the documents, funds, and instruments required to be delivered by Buyer pursuant to Section 3.4.

            9.3. Additional Documents. Buyer must have caused the following documents to be delivered to Sellers such other documents as Sellers may reasonably request for the purpose of (i) evidencing the accuracy of any representation or warranty of Buyer, (ii) evidencing the performance by Buyer of, or the compliance by Buyer with, any covenant or obligation required to be performed or complied with by Buyer, (iii) evidencing the satisfaction of any condition referred to in this Section 9, or (iv) otherwise facilitating the consummation of any of the Contemplated Transactions.

            9.4. No Injunction. There must not be in effect any Legal Requirement or any injunction or other Order that (a) prohibits the sale of the Shares by Sellers to Buyer, and (b) has been adopted or issued, or has otherwise become effective, since the date of this Agreement.

            9.5 Consummation of New Hope Transaction. The purchase and sale of technology assets pursuant to the New Hope Agreement shall have been consummated, either prior to or concurrently with the Closing.

         10.  Termination.

              10.1. Termination Events. This Agreement may, by notice given prior to or at the Closing, be terminated:

                     (a) by either Buyer or Sellers if a material Breach of any provision of this Agreement has been committed by the other party and such Breach has not been waived or cured on or before fourteen (14) days after written notice from the non-breaching party;

                      (b) (i) by Buyer if any of the conditions in Section 8 have not been satisfied as of the Closing Date or if satisfaction of such a condition is or becomes impossible (other than through the failure of Buyer to comply with its obligations under this Agreement) and Buyer has not waived such condition on or before the Closing Date; or (ii) by Sellers, if any of the conditions in Section 9 has not been satisfied of the Closing Date or if satisfaction of such a condition is or becomes impossible (other than through the failure of Sellers to comply with their obligations under this Agreement) and Sellers have not waived such condition on or before the Closing Date;

                      (c)  by mutual consent of Buyer and Sellers; or

                      (d) by either Buyer or Sellers if the Closing has not occurred (other than through the failure of any party seeking to terminate this Agreement to comply fully with its obligations under this Agreement) on or before November 30, 1996, or such later date as the parties may agree upon.

             10.2. Effect of Termination. Each party's right of termination under Section 10.1 is in addition to any other rights it may have under this Agreement or otherwise, and the exercise of a right of termination will not be an election of remedies. If this Agreement is terminated pursuant to Section 10.1, all further obligations of the parties under this Agreement will terminate, provided, however, that if this Agreement is terminated by a party because of the Breach of the Agreement by the other party or because one or more of the conditions to the terminating party's obligations under this Agreement is not satisfied as a result of the other party's failure to comply with its obligations under this Agreement, the terminating party's right to pursue all legal remedies will survive such termination unimpaired.

         11.  Indemnification; Remedies.

              11.1. Survival. All representations, warranties, covenants, and obligations in this Agreement, the Disclosure Letter, the supplements to the Disclosure Letter, the certificate delivered pursuant to Section 3.4(a)(iii), and any other certificate or document delivered pursuant to this Agreement will survive the Closing.

              11.2. Indemnification and Payment of Damages by Sellers. Each of the Sellers, severally, will indemnify and hold harmless Buyer and the Subject Companies, (collectively, the "Indemnified Persons") for, and will pay to the Indemnified Persons the amount of, any loss, liability, claim, damage (including incidental and consequential damages), expense (including costs of investigation and defense and reasonable attorneys' fees) or diminution of value, whether or not involving a third-party claim (collectively, "Damages"), arising, directly or indirectly, from or in connection with:

                   (a) any Breach of any representation or warranty made by such Seller in this Agreement (without giving effect to any supplement to the Disclosure Letter), the Disclosure Letter, the supplements to the Disclosure Letter, or any other certificate or document delivered by Sellers pursuant to this Agreement;

                   (b) any Breach of any representation or warranty made by such Seller in this

Agreement as if such representation or warranty were made on and as of the Closing Date without giving effect to any supplement to the Disclosure Letter; or

                  (c) any Breach by such Seller of any covenant or obligation of such Seller in this Agreement;

         Notwithstanding the foregoing, Sellers shall have no indemnification obligations under this Section 11.2 unless and to the extent Buyer's Damages exceeds $50,000.00 in Damages. The remedies provided in this Section 11.2 will not be exclusive of or limit any other remedies that may be available to Buyer or the other Indemnified Persons.

             11.3. Indemnification and Payment of Damages by Buyer. Buyer will indemnify and hold harmless Sellers, and will pay to Sellers the amount of any Damages arising, directly or indirectly, from or in connection with (a) any Breach of any representation or warranty made by Buyer in this Agreement or in any certificate delivered by Buyer pursuant to this Agreement, (b) any Breach by Buyer of any covenant or obligation of Buyer in this Agreement, or (c) any claim by any Person for brokerage or finder's fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by such Person with Buyer (or any Person acting on its behalf) in connection with any of the Contemplated Transactions. Notwithstanding the foregoing, Buyer shall have no indemnification obligations under this Section 11.3 unless and to the extent Buyer's Damages exceeds $50,000.00 in Damages.

             11.4. Time Limitations. If the Closing occurs, Sellers will have no liability (for indemnification or otherwise) with respect to any representation or warranty, or covenant or obligation to be performed and complied with prior to the Closing Date, unless on or before the second anniversary of the Closing Buyer notifies the Sellers of a claim specifying the factual basis of that claim in reasonable detail to the extent then known by Buyer; a claim with respect to Section 4.3, or a claim for indemnification or reimbursement not based upon any representation or warranty or any covenant or obligation to be performed and complied with prior to the Closing Date, may be made at any time. If the Closing occurs, Buyer will have no liability (for indemnification or otherwise) with respect to any representation or warranty, or covenant or obligation to be performed and complied with prior to the Closing Date, unless on or before the second anniversary of the Closing Sellers notify Buyer of a claim specifying the factual basis of that claim in reasonable detail to the extent then known by Sellers.

             11.5.  Procedure for Indemnification--Third Party Claims.

                    (a)  Promptly after receipt by an indemnified party under
Section 11.2 or 11.3 of notice of the commencement of any Proceeding against it, such indemnified party will, if a claim is to be made against an indemnifying party under such Section, give notice to the indemnifying party of the commencement of such claim, but the failure to notify the indemnifying party will not relieve the indemnifying party of any liability that it may have to any indemnified party, except to the extent that the indemnifying party demonstrates that the defense of such action is prejudiced by the indemnifying party's failure to give such notice.

                    (b) If any Proceeding referred to in Section 11.5(a) is brought against an indemnified party and it gives notice to the indemnifying party of the commencement of such Proceeding, the indemnifying party will, unless the claim involves taxes, be entitled to participate in such Proceeding and, to the extent that it wishes (unless (i) the indemnifying party is also a party to such Proceeding and the indemnified party determines in good faith that joint representation would be inappropriate, or (ii) the indemnifying party fails to provide reasonable assurance to the indemnified party of its financial capacity to defend such Proceeding and provide indemnification with respect to such Proceeding), to assume the defense of such Proceeding with counsel satisfactory to the indemnified party and, after notice from the indemnifying party to the indemnified party of its election to assume the defense of such Proceeding, the indemnifying party will not, as long as it diligently conducts such defense, be liable to the indemnified party under this Section 11 for any fees of other counsel or any other expenses with respect to the defense of such Proceeding, in each case subsequently incurred by the indemnified party in connection with the defense of such Proceeding, other than reasonable costs of investigation. If the indemnifying party assumes the defense of a Proceeding,
(i) it will be conclusively established for purposes of this Agreement that the claims made in that Proceeding are within the scope of and subject to indemnification; (ii) no compromise or settlement of such claims may be effected by the indemnifying party without the indemnified party's consent unless (A) there is no finding or admission of any violation of Legal Requirements or any violation of the rights of any Person and no effect on any other claims that may be made against the indemnified party, and (B) the sole relief provided is monetary damages that are paid in full by the indemnifying party; and (iii) the indemnified party will have no liability with respect to any compromise or settlement of such claims effected without its consent. If notice is given to an indemnifying party of the commencement of any Proceeding and the indemnifying party does not, within ten days after the indemnified party's notice is given, give notice to the indemnified party of its election to assume the defense of such Proceeding, the indemnifying party will be bound by any determination made in such Proceeding or any compromise or settlement effected by the indemnified party.

              (c) Notwithstanding the foregoing, if an indemnified party determines in good faith that there is a reasonable probability that a Proceeding may adversely affect it or its affiliates other than as a result of monetary damages for which it would be entitled to indemnification under this Agreement, the indemnified party may, by notice to the indemnifying party, assume the exclusive right to defend, compromise, or settle such Proceeding, but the indemnifying party will not be bound by any determination of a Proceeding so defended or any compromise or settlement effected without its consent (which may not be unreasonably withheld).

               (d) Sellers and Buyer hereby consent to the non-exclusive jurisdiction of any court in which a Proceeding is brought against any Indemnified Person for purposes of any claim that an Indemnified Person may have under this Agreement with respect to such Proceeding or the matters alleged therein, and agree that process may be served on Sellers with respect to such a claim anywhere in the world.

         11.6. Procedure for Indemnification--Other Claims. A claim for indemnification for any matter not involving a third-party claim may be asserted by notice to the party from whom indemnification is sought.

          11.7. Guarantees.

                (a) Ivan Hammerschlag unconditionally and irrevocably guarantees to the Buyer the payment by Landreef Pty Limited ("Landreef") of any liability of Landreef to the Buyer under Section 11.2.

                (b) Shaun Rosen unconditionally and irrevocably guarantees to the Buyer the payment by Hookmond (Pty) Limited ("Hookmond") of any liability of Hookmond to the Buyer under Section 11.2.

                (c)

                     (i)   the guarantees contained in Sections 11.7(a) and
(b) are continuing guarantees.

                    (ii) the obligations of Ivan Hammerschlag and Shaun Rosen under Sections 11.7(a) and (b) are principal obligations and are not released, discharged or otherwise affected by anything which might have that effect, including the grant to any person of any time, waiver, covenant not to sue or other indulgence, the release or discharge of any person, the cessation of the obligations, in whole or in part, of any person under any document or agreement, the liquidation of any person, any alteration, amendment, variation, supplement to or replacement of this agreement or any other document or agreement, any payment to the Buyer, or any amounts owing to the Buyer under this agreement being irrecoverable for any reason or the death of either Ivan Hammerschlag or Shaun Rosen.

                    (iii) if the obligations of Ivan Hammerschlag or Shaun Rosen are unenforceable against either or both of them on the basis that the guarantee referred to in Section 11.7(a) or as the case may be Section 11.7(b) is invalid or unenforceable, then Ivan Hammerschlag or as the case may be, Shaun Rosen, indemnifies and continues to indemnify the Buyer against any claim, action, damage, loss, liability, cost, expense or payment suffered, paid or incurred by the Buyer arising out of or as a consequence of the guarantee referred to in Section 11.7(a) or as the case may be Section 11.7(b) be invalid or unenforceable.

                      (iv) each of Ivan Hammerschlag and Shaun Rosen waives (A) all rights he would have, but for this waiver (A) to require Buyer to proceed against Sellers or pursue any other remedy available to Buyer, (B) all defenses which may have arisen by reason of any disability of Sellers, including without limitation the incapacity or lack of authority or failure of Buyer to file or enforce a claim against the estate (in administration, bankruptcy, or any other proceeding) of Sellers or any other person, (C) all defenses which may have arisen due to failure of consideration, accord and satisfaction, impossibility of performance, or mistake, (D) all rights to receive notice of any default by Sellers, and (E) all rights of recourse against Sellers by reason of any provision of this Agreement. Each of Ivan Hammerschlag and Shaun Rosen acknowledges that the waivers set forth above have the effect of eliminating certain rights and protections which each of them would otherwise have including, without limitation, (a) certain rights to require Buyer to act in a particular manner as a condition to enforcing its rights against them under this provision, and (b) certain rights to require Buyer to pursue other remedies available to it prior to pursuing either of them.

         11.8 Breach by Other Seller. Notwithstanding anything else contained in this agreement:

                    (a) Neither Seller will be liable for a breach of this agreement caused by the other Seller; and

                     (b) where a representation or warranty makes reference to the Knowledge of the Sellers, a Seller will not be deemed to have breached that representation or warranty if the matter giving rise to the breach was not within the Knowledge of that Seller but was within the Knowledge of the other Seller.

         12.  Covenant Not To Compete.

              12.1.  To the extent permitted by applicable law:

                     (a) None of Sellers, Ivan Hammerschlag nor Shaun Rosen (for purposes of this Section 12, Hammerschlag and Rosen, shall collectively be referred to as "Principals"), will directly or indirectly, engage or invest in, own, manage, operate, finance, control, or participate in the ownership, management, operation, or control of, be employed by, associated with, or in any manner connected with, lend any Sellers' or Principals' name or any similar name to, lend Sellers' or Principals' credit to, or render services or advice to, any business in each State and Territory in the Commonwealth of Australia whose products or activities compete in whole or in part with the products or activities of the Company; provided, however, that Sellers or Principals may purchase or otherwise acquire up to (but not more than) five percent (5%) of any class of securities of any enterprise (but without otherwise participating in the activities of such enterprise) if such securities are listed on any national or regional securities exchange or have been registered under Section 12(g) of the Securities Exchange Act of 1934. The duration of this covenant shall be (a) with respect to Landreef Pty. Ltd. and Ivan Hammerschlag, three years after Ivan Hammerschlag ceases to be an employee of or render services to the Company, and
(b) with respect to Shaun Rosen and Hookmond Pty. Ltd., three years after Shaun Rosen ceases to be an employee of or render services to the Company. Sellers and Principals agree that this covenant is reasonable with respect to its duration, geographical area, and scope.

                     (b) Neither Sellers nor Principals will, directly or indirectly, either for themselves or any other Person, (A) induce or attempt to induce any employee of a Subject Company to leave the employ of such Subject Company, (B) in any way interfere with the relationship between a Subject Company and any employee of such Subject Company, (C) employ, or otherwise engage as an employee, independent contractor, or otherwise, any employee of a Subject Company, or (D) induce or attempt to induce any customer, supplier, licensee, or business relation of a Subject Company to cease doing business with such Subject Company, or in any way interfere with the relationship between any customer, supplier, licensee, or business relation of a Subject Company.

                     (c) Neither Sellers nor Principals will, directly or indirectly, either for themselves or any other Person, solicit the business of any Person known to Sellers or either Principal to be a customer of a Subject Company, whether or not any Seller had personal contact with such Person, unless Sellers' or Principals' solicitation of such Person is done in connection with a business that is not competitive with that of any of the Subject Companies.

            12.2. In the event of a breach by Sellers or Principals of any covenant set forth in Subsection 12.1 of this Agreement, the term of such covenant will be extended by the period of the duration of such breach.

            12.3. Neither Sellers nor Principals will, at any time during or after the three-year period, disparage Buyer or the Subject Company, or any of their shareholders, directors, officers, employees, or agents. Buyer or a Subject Company may serve notice upon each such employer that Sellers and Principals are bound by this Agreement and furnish each such employer with a copy of this Agreement or relevant portions thereof.

            12.4. In addition to Buyer's right to damages and any other rights it may have, to obtain injunctive or other equitable relief to restrain any breach or threatened breach or otherwise to specifically enforce the provisions of this Section Sellers and Principals agree that money damages alone would be inadequate to compensate the Buyer and the Subject Company and would be an inadequate remedy for such breach.

            12.5. If a court of competent jurisdiction holds that the obligations of Sellers or Principals pursuant to this covenant are unenforceable due to the duration, geographical area and scope of this covenant, then such duration, geographical area or scope of this covenant shall be reduced to the least degree necessary to render this covenant enforceable.

         13.  General Provisions.

              13.1.  Expenses.

                    (a) Except as otherwise expressly agreed to by the parties in writing, each party to this Agreement will bear expenses incurred in connection with the preparation, execution, and performance of this Agreement and the Contemplated Transactions, including the fees and expenses of agents, representatives, counsel, and accountants. In the event of termination of this Agreement, the obligation of each party to pay its own expenses will be subject to any rights of such party arising from a breach of this Agreement by another party.

                    (b) Buyer will reimburse Sellers for any reasonable legal and accounting expenses incurred by Sellers due to Buyer's specific written request to undertake due diligence which causes Sellers to incur said legal or accounting expenses.

             13.2. Public Announcements. Subject to Techno Holdings (Pty) Ltd. fulfilling its obligations to the Australian Stock Exchange any public announcement or similar publicity with respect to this Agreement or the Contemplated Transactions will be issued, if at all, at such time and in such manner as Buyer, with the reasonable consent of Ivan Hammerschlag, as representative of

Sellers, determines. Unless consented to by Buyer in advance or required by Legal Requirements, prior to the Closing Sellers shall, and shall cause the Subject Companies to, keep this Agreement strictly confidential and may not make any disclosure of this Agreement to any Person. Sellers and Buyer will consult with each other concerning the means by which the Subject Companies' employees, customers, and suppliers and others having dealings with the Subject Companies will be informed of the Contemplated Transactions, and Buyer will have the right to be present for any such communication.

           13.3. Confidentiality. Subject to Techno Holdings (Pty) Ltd. fulfilling its obligations to the Australian Stock Exchange between the date of this Agreement and the Closing Date, Buyer and Sellers will maintain in confidence, and will cause the directors, officers, employees, agents, and advisors of Buyer and the Subject Companies to maintain in confidence, any written, oral, or other information obtained in confidence from another party or an Subject Company in connection with this Agreement or the Contemplated Transactions, unless (a) such information is already known to such party or to others not bound by a duty of confidentiality or such information becomes publicly available through no fault of such party, (b) the use of such information is necessary or appropriate in making any filing or obtaining any consent or approval required for the consummation of the Contemplated Transactions, or (c) the furnishing or use of such information is required by or necessary or appropriate in connection with legal proceedings.

         If the Contemplated Transactions are not consummated, each party will return or destroy as much of such written information as the other party may reasonably request. Whether or not the Closing takes place, Sellers waive, and will upon Buyer's request cause the Subject Companies to waive, any cause of action, right, or claim arising out of the access of Buyer or its representatives to any trade secrets or other confidential information of the Subject Companies except for the intentional competitive misuse by Buyer of such trade secrets or confidential information.

           13.4. Notices. Each notice and other communication required or permitted to be given under this Agreement ("Notice") must be in writing. Notice is duly given to another party upon: (a) hand delivery to the other party, (b) receipt by the other party when sent by facsimile to the address and number for such party set forth below (provided, however, that the Notice is not effective unless a duplicate copy of the facsimile Notice is promptly given by one of the other methods permitted under this paragraph), (c) fourteen business days after the Notice has been deposited with the United States postal service as first class certified mail, return receipt requested, postage prepaid, and addressed to the party as set forth below, or (d) the next business day after the Notice has been deposited with a reputable overnight delivery service, postage prepaid, addressed to the party as set forth below with next-business-day delivery guaranteed, provided that the sending party receives a confirmation of delivery from the delivery-service-provider.

         To Buyer:         Barry M. Schechter
                           Chief Executive Officer
                           SVI Holdings, Inc.
                           9364 Cabot Drive, Suite B
                           San Diego, CA 92126
                           Phone:  (619) 693-4344
                           Fax:  (619) 693-3518

         Copy to:          Norman L. Smith, Esq.
                           Solomon Ward Seidenwurm & Smith
                           401 B Street, Suite 1200
                           San Diego, CA 92101
                           Phone:  (619) 231-0303
                           Fax:  (619) 231-4755

         To Sellers:       Landreef Pty., Ltd.
                           12 Drumalbyn Road
                           Bellvue Hill
                           Sydney, Australia NSW 2023
                           Phone:  (612) 363-2745
                           Fax:  (612) 362-3482

                           Hookmond Pty., Ltd
                           Level 1, 35 Spring Street
                           Bondi Junction
                           Sydney, Australia NSW 2022
                           Phone:  (612) 389-3555
                           Fax:  (612) 387-7110

Each party shall make a reasonable, good faith effort to ensure that it will accept or receive Notices to it that are given in accordance with this paragraph. A party may change its address for purposes of this paragraph by giving the other party(ies) written notice of a new address in the manner set forth above.

                  13.5. Jurisdiction; Service of Process. Except as provided below, all actions and proceedings arising in connection with this Agreement must be tried and litigated exclusively in the State and Federal courts located in the County of San Diego, State of California, which courts have personal jurisdiction and venue over each of the parties to this Agreement for the purpose of adjudicating all matters arising out of or related to this Agreement. Notwithstanding the foregoing sentence, Buyer and/or Seller may, at any time Buyer or Seller deems that urgent or injunctive relief is necessary or desirable, seek such relief in the courts of New South Wales, Commonwealth of Australia. Each party authorizes and accepts service of process sufficient for personal jurisdiction in any action against it as contemplated by this paragraph by registered or certified mail, return receipt requested, postage prepaid, to its address for the giving of notices set forth in this Agreement.

                  13.6. Further Assurances. Each party to this Agreement shall execute and deliver all instruments and documents and take all actions as may be reasonably required or appropriate to carry out the purposes of this Agreement.

                  13.7. Waiver. Any waiver of a default or provision under this Agreement must be in writing. No such waiver constitutes a waiver of any other default or provision concerning the same or any other provision of this Agreement. No delay or omission by a party in the exercise of any of its rights or remedies constitutes a waiver of (or otherwise impairs) such right or remedy. A consent to or approval of an act does not waive or render unnecessary the consent to or approval of any other or subsequent act.

                  13.8. Entire Agreement and Modification. This Agreement and all documents specifically referred to and executed in connection with this
Agreement: (a) contain the entire and final agreement of the parties to this Agreement with respect to the subject matter of this Agreement, and (b) supersede all negotiations, stipulations, understandings, agreements, representations and warranties, if any, with respect to such subject matter, which precede or accompany the execution of this Agreement. This Agreement may be modified only by a contract in writing executed by the party to this Agreement against whom enforcement of the modification is sought.

                  13.9.  Disclosure Letter.

                         (a)  The disclosures in the Disclosure Letter, and
those in any Supplement thereto, must relate only to the representations and warranties in the Section of the Agreement to which they expressly relate and not to any other representation or warranty in this Agreement.

                         (b)  In the event of any inconsistency between the
statements in the body of this Agreement and those in the Disclosure Letter (other than an exception expressly set forth as such in the Disclosure Letter with respect to a specifically identified representation or warranty), the statements in the body of this Agreement will control.

                  13.10. Assignments, Successors, and No Third-Party Rights. Sellers may not voluntarily or by operation of law assign, hypothecate, delegate or otherwise transfer or encumber all or any part of its rights, duties or other interests in this Agreement without the prior written consent of Buyer, which consent may be withheld in Buyer's sole and absolute discretion. Any such transfer in violation of this paragraph is void. Subject to the foregoing and any other restrictions on transferability contained in this Agreement, this Agreement is binding upon and inures to the benefit of the successors-in-interest and assigns of each party to this Agreement. Nothing in this Agreement is intended to confer any rights or remedies on any person or entity other than the parties to this Agreement and their respective successors-in-interest and permitted assignees, unless such rights are expressly granted in this Agreement to another person specifically identified as a "Third Party Beneficiary."

                  13.11. Severability. Each provision of this Agreement is valid and enforceable to the fullest extent permitted by law. If any provision of this Agreement (or the application of such provision to any person or circumstance) is or becomes invalid or unenforceable, the remainder of this Agreement, and the application of such provision to persons or circumstances other than those as to which it is held invalid or unenforceable, are not affected by such invalidity or unenforceability.

                  13.12. Section Headings, Construction. The headings of the paragraphs of this Agreement have been included only for convenience, and shall not be deemed in any manner to modify or limit any of the provisions of this Agreement, or be used in any manner in the interpretation of this Agreement.

                  13.13. Time of Essence. Time and strict and punctual performance are of the essence with respect to each provision of this Agreement.

                  13.14. Governing Law. This Agreement is governed by and construed in accordance with the laws of the State of California, irrespective of California's choice-of-law principles.

                  13.15. Counterparts. This Agreement may be executed in counterparts, each of which is deemed an original and all of which together constitute one document. All exhibits attached to and referenced in this Agreement are incorporated into this Agreement.

                  13.16. Arbitration. Except as to the right to seek urgent or injunctive relief in the courts of New South Wales, Commonwealth of Australia, pursuant to Section 13.5 above, any dispute, controversy or claim arising out of or related to this Agreement shall be finally settled by arbitration in accordance with the Rules of Conciliation and Arbitration of the International Chamber of Commerce.

                       (a) In the event of any conflict between these Rules and this Section, the provisions of this Section will govern. The arbitration shall take place in San Diego, California. The selection of an arbitrator shall be approved by agreement between the parties to this Agreement or, if the parties cannot so agree within 30 days after written notice by either party that it intends to seek arbitration with respect to a particular dispute, such arbitrator shall be appointed by Presiding Judge of the Superior Court for the County of San Diego, California.

                       (b) The arbitration shall be conducted in the English language. Relevant documents in other languages shall be translated into English if the arbitrators so direct. In arriving at their award, the arbitrators shall make every effort to find a solution to the dispute in the provisions of this Agreement and shall give full effect to all parts thereof. If a solution cannot be found in the provisions of the Agreement, the arbitrators shall apply the laws of the state of California.

                       (c) The parties agree that after either has filed a notice of demand for arbitration of any dispute subject to arbitration under this Agreement, they shall, upon request, make discovery and disclosure of all materials relevant to the subject of the dispute. The arbitrators shall make the final determination as to any discovery disputes between the parties. Examination of witnesses by the parties and by the arbitrators shall be permitted. A written transcript of the hearing shall be made and furnished to the parties. The cost of this transcript shall be borne equally by the parties.

                      (d) The arbitrators shall state the reasons upon which the award is based. The award of the arbitrators shall be final and binding upon the parties. Judgment upon the award may be entered in any court having jurisdiction. An application may be made to any such court for a judicial acceptance of the award and an order for enforcement.

BUYER:                             SVI HOLDINGS, INC.,
                                   a Nevada corporation


                                   By:/s/Barry Schechter
                                      --------------------------
                                        Barry Schechter
                                        Chief Executive Officer

SELLERS:                           LANDREEF PTY., LTD.,
                                   an Australian corporation


                                   By:/s/Ivan Hammerschlag
                                      --------------------------
                                        Ivan Hammerschlag
                                        Managing Director

                                   HOOKMOND PTY. LTD.,
                                   an Australian corporation


                                   By:/s/Shaun Rosen
                                      --------------------------
                                        Shaun Rosen
                                        Managing Director




                                Ivan Hammerschlag




                                   Shaun Rosen
                                   Exhibit 4.3

        Name                                    Class of Shares                 Number of Shares

Landreef Pty., Ltd.                                Ordinary                           750,000

Hookmond Pty. Ltd.                                 Ordinary                           750,000


                                TABLE OF CONTENTS




                                                                                                                Page

     1.  Recital..................................................................................................1

     2.  Definitions..............................................................................................1

     3.  Sale and Transfer of Shares; Closing; Additional Agreements..............................................6

         3.1.  Shares.............................................................................................6

         3.2.  Purchase Price.....................................................................................6

         3.3.  Closing............................................................................................6

         3.4.  Closing Obligations................................................................................6

         3.8.  Sellers' Right to Appoint Director of Buyer........................................................7

     4.  Representations and Warranties of Sellers................................................................7

         4.1.  Organization and Good Standing.....................................................................7

         4.2.  Authority; No Conflict.............................................................................8

         4.3.  Capitalization.....................................................................................9

         4.4.  Financial Statements...............................................................................9

         4.5.  Real Property......................................................................................9

         4.6.  Accounts Receivable...............................................................................10

         4.7.  Inventory.........................................................................................10

         4.8.  No Undisclosed Liabilities........................................................................10

         4.9.  Taxes.............................................................................................10

         4.10.  No Material Adverse Change.......................................................................11

         4.11.  Employee Benefits................................................................................11

         4.12.  Compliance with Legal Requirements; Governmental Authorizations..................................11

         4.13.  Legal Proceedings; Orders........................................................................11

         4.14.  Absence of Certain Changes and Events............................................................11

         4.15.  Contracts; No Defaults...........................................................................12

         4.16.  Insurance........................................................................................13

         4.17.  Employees........................................................................................14

         4.18.  Labor Relations; Compliance......................................................................15

         4.19.  Intellectual Property............................................................................15

         4.20.  Disclosure.......................................................................................16

         4.21.  Brokers or Finders...............................................................................17

         4.22.  Value Added Reseller Agreement...................................................................17

     5.  Representations and Warranties of Buyer.................................................................17

         5.1.  Organization and Good Standing....................................................................17

         5.2.  Authority; No Conflict............................................................................17

         5.3.  Investment Intent.................................................................................18

         5.4.  Certain Proceedings...............................................................................18

         5.5.  Brokers or Finders................................................................................18

     6.  Covenants of Sellers Prior to Closing Date..............................................................18

         6.1.  Access and Investigation..........................................................................18

         6.2.  Operation of the Businesses of the Subject Companies..............................................19

         6.3.  Negative Covenant.................................................................................19

         6.4.  Required Approvals................................................................................20

         6.5.  Notification......................................................................................20

         6.6.  Payment of Indebtedness by Related Persons........................................................20

         6.7.  No Negotiation....................................................................................20

         6.8.  Best Efforts......................................................................................20

     7.  Covenants of Buyer Prior to Closing Date................................................................21

         7.1.  Approvals Of Governmental Bodies..................................................................21

         7.2.  Best Efforts......................................................................................21

     8.  Conditions Precedent to Buyer's Obligation to Close.....................................................21

         8.1.  Foreign Investment Review Board Approval..........................................................21

         8.2  Accuracy of Representations........................................................................21

         8.3.  Sellers' Performance..............................................................................22

         8.4.  Consents..........................................................................................22

         8.5.  Additional Documents..............................................................................22

         8.6.  No Proceedings....................................................................................22

         8.7.  No Claim Regarding Share Ownership or Sale Proceeds...............................................22

         8.8.  No Prohibition....................................................................................22

         8.9.  Arrangement of Financing..........................................................................23

     9.  Conditions Precedent to Sellers' Obligation to Close....................................................23

         9.1.  Accuracy of Representations.......................................................................23

         9.2.  Buyer's Performance...............................................................................23

         9.3.  Additional Documents..............................................................................23

         9.4.  No Injunction.....................................................................................24

     10.  Termination............................................................................................24

         10.1.  Termination Events...............................................................................24

         10.2.  Effect of Termination............................................................................24

     11.  Indemnification; Remedies..............................................................................25

         11.1.  Survival.........................................................................................25


         11.2.  Indemnification and Payment of Damages by Sellers................................................25

         11.3.  Indemnification and Payment of Damages by Buyer..................................................25

         11.4.  Time Limitations.................................................................................25

         11.5.  Procedure for Indemnification--Third Party Claims................................................26

         11.6.  Procedure for Indemnification--Other Claims......................................................27

     12.  Covenant Not To Compete................................................................................28

     13.  General Provisions.....................................................................................30

         13.1.  Expenses.........................................................................................30

         13.2.  Public Announcements.............................................................................30

         13.3.  Confidentiality..................................................................................30

         13.4.  Notices..........................................................................................31

         13.5.  Jurisdiction; Service of Process.................................................................32

         13.6.  Further Assurances...............................................................................32

         13.7.  Waiver...........................................................................................32

         13.8.  Entire Agreement and Modification................................................................32

         13.9.  Disclosure Letter................................................................................32

         13.10.  Assignments, Successors, and No Third-Party Rights..............................................32

         13.11.  Severability....................................................................................33

         13.12.  Section Headings, Construction..................................................................33

         13.13.  Time of Essence.................................................................................33

         13.14.  Governing Law...................................................................................33

         13.15.  Counterparts....................................................................................33

         13.16.   Arbitration....................................................................................33





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